EXHIBIT 10.1

AMENDED AND RESTATED

MAIN AGREEMENT

This Amended and Restated Main Agreement (this “Agreement”), dated as of September 3, 2008 (the “Effective Date”), is between DS Pharmacy, Inc., a Delaware corporation, on its behalf and on behalf of its parent corporation and Affiliates (“drugstore.com”), and Rite Aid Hdqtrs. Corp., a Delaware corporation, on its behalf as well as on behalf of its parent corporation and Affiliates (“Rite Aid”). Upon the execution of this Agreement, the Main Agreement dated June 17, 1999 is amended and restated in its entirety as set forth herein.

RECITALS

A.	Rite Aid is a leading drugstore in the United States with approximately 5,000 stores.

B.	drugstore.com is a leading online drugstore.

AGREEMENT

In consideration of the agreements, covenants and conditions set forth herein, intending to be legally bound, the parties hereto agree as follows:

Section 1. Definitions

Whenever used in this Agreement with initial letters capitalized, the following terms will have the following specified meanings:

“Affiliate” means, with respect to a party, any Person that, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such party.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether by contract or through the ownership of voting securities, including the ownership of more than fifty percent (50%) of the equity, partnership or similar interest in such Person.

“Derivative” means (a) any enhancement, improvement or modification or (b) any “derivative work” (as such term is defined in the U.S. Copyright Act, as amended from time to time).

“Drugstore Chain Competitor” means any Third Party that Controls 10 or more Offline Retail Drugstores, whether or not all such stores operate under the same name or Trademark, whose business substantially consists of the sale of Pharmaceutical Products to retail customers. For the avoidance of doubt, the term does not include supermarket chains or mass retail merchandisers (such as Wal-Mart or Target).

“drugstore.com IPR” means (i) any and all IPR owned or licensable without cost to drugstore.com by drugstore.com or any entity that it Controls, and (ii) all Rite Aid Technology Derivatives and Derivatives of Rite Aid Technology Derivatives made by or at the direction of drugstore.com or any entity that it Controls.

“drugstore.com Site” means the site currently located at www.drugstore.com (and any successor site, Mirror site or sites of any entity Controlled by drugstore.com).

“including” or “included,” when used herein, shall be deemed to be followed by the words “without limitation.”

“Internet” means the Internet or the World Wide Web (or any successor or other online network including those using delivery over television, cable, set top boxes, intranets, extranets and personal digital assistants (but not including using any personal digital assistant or other device as a telephone)).

“IPR” means any copyright, Trademark, patent, trade secret, moral right or other intellectual property or proprietary right of any kind (including applications therefor and, in the case of patents, any continuation or divisional patent applications claiming priority thereto), whether arising under the laws of the United States or any other nation, state or jurisdiction (including any foreign equivalents thereto).

“LPU” means a service through which customers are able to place orders for Pharmaceutical Products through the Internet for pick up at a local offline Rite Aid pharmacy.

“LPU Inventory” means the prescription inventory purchases paid by drugstore.com to Rite Aid for LPU prescription orders awaiting pick up as of the close of business on a date to be determined by the parties. For the avoidance of any doubt, LPU Inventory does not include any prescription inventory that has been previously charged to but not yet paid by drugstore.com to Rite Aid.

“Mirror site” means an Internet site that (i) contains the exact form and content of a site, (ii) is located at a geographic location distinct from a site and (iii) is created for the purpose of improving the performance of and accessibility to a site.

“New LPU Prescription” means each new prescription in an LPU order placed by a customer who has not placed an LPU order during the 12 months prior to the date the customer places the order in question (a “New LPU Customer”), provided, however, in no event shall a prescription that is paid for in whole or in part by any state or federally funded program, including but not limited to Medicaid, Medicare Part D, PACE, PAAD, EPIC, be considered a New LPU Prescription. For the avoidance of doubt, (i) a refill of a previous prescription does not constitute a New LPU Order, and (ii) as an example, an LPU order placed by a New LPU Customer for three (3) new prescription medications would constitute three (3) New LPU Prescriptions.

“Offline Retail Drugstore” means any Third Party physical (i.e., bricks-and-mortar) drugstore that operates within it a licensed pharmacy for dispensing Pharmaceutical Products to retail customers.

“Person” means any individual, corporation, partnership, limited liability company, trust, association or other entity or organization, including any governmental or political subdivision or any agency or instrumentality thereof.

“Pharmaceutical Products” means any product that under law may not be dispensed except pursuant to a prescription dispensed by a licensed professional.

“Pharmacy Services Page” means the first page a user sees on the drugstore.com Site after clicking on the pharmacy tab, currently located at www.drugstore.com/pharmacy.

“Rite Aid IPR” means any and all IPR owned or licensable without cost to Ride Aid by Rite Aid or any entity that it Controls, including the Rite Aid Technology and the Rite Aid Technology Derivatives and Derivatives of Rite Aid Technology Derivatives made by or at the direction of Rite Aid or any entity that it Controls.

“Rite Aid Site” means the site currently located at www.riteaid.com (and any successor site, Mirror site or sites of any entity Controlled by Rite Aid).

“Rite Aid Technology” means the software (in both source and object code forms) set forth on Exhibit A, to the extent owned or licensable (without cost to Rite Aid) by Rite Aid during the Term.

“Rite Aid Technology Derivative” means a Derivative of any Rite Aid Technology.

“Rite Aid Trademarks” means the Trademarks owned by Rite Aid set forth on Exhibit B.

“Term” means the period commencing on the Effective Date and ending on the second anniversary of such date, subject to extension in accordance with Section 11.5.

“Third Party” means any Person that is not a party hereto or an Affiliate of a party hereto.

“Trademark(s)” means all common law or registered trademarks, logos, service marks, trade names, Internet domain names and trade dress rights and similar or related rights arising under any of the laws of the United States or any other country or jurisdiction, whether now existing or hereafter adopted or acquired.

Section 2. Local Pick-up

2.1 drugstore.com and Rite Aid will work cooperatively and in good faith to effect a seamless transition of the LPU service developed, hosted, operated and maintained by drugstore.com to an LPU service maintained by Rite Aid on the Rite Aid Site; provided, however, that drugstore.com will continue to host, operate and maintain the LPU service functionality on the drugstore.com Site until June 17, 2009 or any earlier date that Rite Aid identifies as an appropriate transition date for the LPU service (the date of such transition is referred to as the “LPU Transition Date”). Until the LPU Transition Date, drugstore.com will not alter or change the direct interface technology components related to the LPU service without Rite Aid’s prior approval, nor will it be required by Rite Aid to alter or change the direct interface technology components.

2.2 Notwithstanding the earlier transition of LPU service functionality pursuant to Section 2.1, drugstore.com shall continue to maintain during the Term of this Agreement (subject to earlier termination as provided in Section 5.1) the LPU link on the Pharmacy Services Page with the same placement and prominence as the existing offering as reflected in Schedule 2.1. The link shall directly link customers to the LPU service maintained on the Rite Aid Site. So long as the LPU link to the Rite Aid Site is maintained on the drugstore.com Site, the Rite Aid Site shall have a link back to the drugstore.com Site for customers to return to the drugstore.com Site.

2.3 In consideration of the transfer of LPU services from drugstore.com to Rite Aid and, subject to Sections 10 and 11, provided that drugstore.com does not intentionally discontinue its hosting, operation and maintenance of the LPU service functionality prior to the LPU Transition Date, Rite Aid agrees to pay drugstore.com nine million nine hundred ten thousand dollars ($9,910,000) as follows:

Due Date	Amount Due
9/17/08	$991,000.00
10/17/08	$991,000.00
11/17/08	$991,000.00
12/17/08	$991,000.00
1/19/09	$991,000.00
2/17/09	$991,000.00
3/17/09	$991,000.00
4/17/09	$991,000.00
5/18/09	$991,000.00
6/17/09	$991,000.00

Rite Aid will wire each payment to drugstore.com’s identified financial institution. In the event that Rite Aid is late with any monthly payment it will pay a late payment fee equal to one percent (1%) per month pro-rated for each partial month.

2.4 The parties further agree that Rite Aid will acquire from drugstore.com the full balance of drugstore.com’s LPU Inventory as of the Effective Date. The parties agree to cooperatively determine: (i) the full balance and identity of drugstore.com’s LPU Inventory and the methodology to determine the economic value of the LPU Inventory (the “LPU Inventory Value”); and (ii) the LPU orders that are in will call (and not picked up) as of the Effective Date and the identity and other necessary pharmacy and contact information of LPU orders for such period prior to the Effective Date as reasonably requested by Rite Aid in connection with the transition of the LPU service. Rite Aid will credit the LPU Inventory Value on the first invoice issued to drugstore.com following the Effective Date.

2.5 Commencing on the Effective Date and throughout the term of this Agreement, Rite Aid will pay drugstore.com a fee as set forth in Schedule 2.5(the “LPU Fee”) for each New LPU Prescription purchased through the existing drugstore.com Site.

2.5.1	drugstore.com will provide Rite Aid with the identity and other necessary information (including but not limited to email addresses) associated with each New LPU Prescription, as well as a copy of each New LPU Prescription, on a monthly basis in order to confirm such New LPU Prescription.

2.5.2	Rite Aid will pay the LPU Fees no later than thirty (30) days from its receipt of the appropriate information from drugstore.com. If such payment date falls on a weekend or on any weekday on which banks are closed, payment shall be due on the business day immediately following such payment date. All payments made by Rite Aid pursuant to this Section 2.4 shall be made, in immediately available funds, by electronic fund transfer or such other means reasonably acceptable to both parties.

2.5.3	Late Payments. For any late payment, a late fee shall be applicable in the amount of one percent for each whole month after the payment was due, prorated for any partial month.

2.6 For the avoidance of doubt, nothing herein should be construed as amending the terms of the Main Agreement with respect to payments due from Rite Aid to drugstore.com under the Main Agreement for LPU orders placed prior to the Effective Date.

2.7 Upon the Effective Date and thereafter:

2.7.1	Rite Aid will be the exclusive owner of every LPU prescription presented through the Rite Aid Site and every LPU prescription presented through the drugstore.com Site.

2.7.2	Rite Aid will be the exclusive owner of all customer data related to every LPU prescription presented through the Rite Aid Site and all customer data related to every LPU prescription presented through the drugstore.com Site.

2.7.3	Rite Aid will be the exclusive owner of every new and refilled LPU prescription as well as all associated revenue and margin.

Section 3. Pharmacy Information

Subject to customer and any other required consents, pending the LPU transition contemplated in Section 2, the parties will (i) share insurance and drug profile information related to customers serviced under this Agreement (“Customer Information”) in order to pre-populate customer profiles on the drugstore.com Site and (ii) systematically and promptly update each other’s shared customer profiles to reflect any new Customer Information acquired with respect to any such profiles. drugstore.com shall neither transmit nor disclose (except for purposes of satisfying its obligations under this Agreement) any Customer Information to Third Parties, nor use such Customer Information to market to such customers, provided, however, that nothing in this Agreement will limit drugstore.com’s right to use or transmit information obtained from customers of the drugstore.com Site other than in connection with the LPU services.

Section 4. Exclusivity

4.1 drugstore.com will not offer, will not permit its Affiliates or any entity that it Controls to offer, and will not contract with any Third Party to offer on the drugstore.com Site, any competitive service to the LPU service (i) through June 17, 2009, and (ii) thereafter for the remaining Term of this Agreement so long as it is not required by any Third Party purchaser of drugstore.com’s mail-order pharmacy business to offer such a service as a condition to such purchase. For the avoidance of doubt, nothing in this Agreement shall be construed to prohibit drugstore.com or its Affiliates from offering services similar to the LPU service for products other than Pharmaceutical Products, including without limitation, contact lenses, vitamins or over-the-counter products.

4.2 The provisions of this Section 4 will not be applicable to drugstore.com’s operations outside the United States and shall not limit drugstore.com’s ability to partner with and promote an Offline Retail Drugstore that has no Offline Retail Drugstore presence in the United States. In the event any such non-U.S. partner subsequently develops any presence in the United States, including by purchasing an Offline Retail Drugstore in the United States, drugstore.com shall forthwith take all actions necessary to place it in compliance with this Agreement.

Section 5. Pharmacy Services Page

5.1 drugstore.com shall maintain an LPU link (which shall be directly linked to the Rite Aid Site) on the Pharmacy Services Page or elsewhere (which shall be subject to Rite Aid’s prior approval) on the drugstore.com Site and any promotion by drugstore.com in any other media of the LPU service shall be prominently branded with a Rite Aid Trademark. The Rite Aid Trademark shall be maintained on the Pharmacy Services Page with the same placement and prominence as currently existing under the Main Agreement as reflected in Schedule 2.1. Upon request by drugstore.com at any time following June 17, 2009, subject to Section 4.1, the parties agree to meet and confer regarding early termination of drugstore.com’s maintenance of the LPU link on the Pharmacy Services Page in the event that there is not a sufficient number of customers (based upon the reasonable determination of the parties) utilizing the link from the drugstore.com Site to the LPU service maintained on the Rite Aid Site.

5.2 Rite Aid shall not knowingly publish on the Rite Aid Site, and drugstore.com shall not knowingly publish on the drugstore.com Site, any content that is contrary to law or false or misleading in any material respect. Any content that either party reasonably determines to be contrary to law or false or misleading in any material respect shall be removed, upon notice from the determining party, as soon as practicable by the offending party. After such removal, the parties may bring the dispute to the advertising liaisons for immediate resolution.

5.3 Rite Aid shall have final approval regarding any representations made relating to the quality of Rite Aid pharmacy and Rite Aid pharmacist services with respect to LPU services offered by Rite Aid.

Section 6. Technology License and Integration

6.1	License to Technology

6.1.1 Rite Aid hereby grants to drugstore.com, and its wholly owned Affiliates, a royalty-free, worldwide, nonexclusive license (without any right to transfer or sublicense) to use, copy, publicly display, publicly perform, and create Derivatives of the Rite Aid Technology and Rite Aid Technology Derivatives made by Rite Aid for use in connection with the drugstore.com business. The foregoing license grant is subject to any limitations imposed by Third Parties on Rite Aid and the terms and conditions of this Agreement, including the exclusivity provisions set forth in Section 4.

6.1.2 drugstore.com hereby grants to Rite Aid, and its wholly owned Affiliates, a royalty-free, worldwide, nonexclusive license (without any right to transfer or sublicense) to use, copy, publicly display, publicly perform, and create Derivatives of the Rite Aid Technology Derivatives made by drugstore.com for use in connection with the Rite Aid business. The foregoing license grant is subject to any limitations imposed by Third Parties on drugstore.com and the terms and conditions of this Agreement, including the exclusivity provisions set forth in Section 4.

6.2	License to Trademarks

6.2.1 drugstore.com hereby grants to Rite Aid and any of its wholly owned Affiliates a non-exclusive, royalty-free, worldwide license in all jurisdictions in which drugstore.com has any rights to use, reproduce, distribute and display the drugstore.com Trademarks in connection with Rite Aid’s rights and obligations under this Agreement.

6.2.2 Rite Aid hereby grants to drugstore.com and any of its wholly owned entities a non-exclusive, royalty-free, worldwide license in all jurisdictions in which Rite Aid has any rights to use, reproduce, distribute and display the Rite Aid Trademarks in connection with drugstore.com’s rights and obligations under this Agreement.

6.2.3 Each party shall have the right to exercise quality control over the use of its Trademarks by the other party to the degree necessary, in the sole opinion of the owner of such Trademarks, to maintain the validity and enforceability of such Trademarks and to protect the goodwill associated therewith. Each party shall, in its use of the other’s Trademarks, adhere to a level of quality at least as high as that used by such party in connection with its use of its own Trademarks. If the owner of a Trademark, in its reasonable opinion, finds that use of such Trademark by the other party materially threatens the goodwill of such Trademark, the user of such Trademark shall, upon notice from the owner, immediately, and no later than ten (10) business days after receipt of such owner’s notice, take all measures reasonably necessary to correct the deviation(s) or misrepresentation(s) in, or misuse of, the applicable Trademark.

6.2.4 Each party shall use the other’s Trademarks in accordance with sound trademark and trade name usage principles and in compliance with all applicable laws and regulations of the United States (including all laws and regulations relating to the maintenance of the validity and enforceability of such Trademarks) and shall not use the Trademarks in any manner that might tarnish, disparage, or reflect adversely on the Trademarks or the owner of such Trademarks. Each party shall use, in connection with the other’s Trademarks, all legends, notices and markings required by law. No party may materially alter the appearance of another’s Trademarks in any advertising, marketing, distribution, or sales materials, or any other publicly distributed materials without the prior written consent of the other party.

6.3	Access to Rite Aid Technology

6.3.1 Rite Aid will provide drugstore.com with user identifications and passwords on an as-needed basis for the purpose of filling prescriptions for Pharmaceutical Products. All use of the user identifications, passwords and Rite Aid Technology shall be subject to Rite Aid’s then-current privacy, data access, and other applicable policies. The user identifications and passwords shall only be used to perform the services described herein at the Rite Aid Pharmacy.

6.3.2 As reasonably requested by drugstore.com, Rite Aid will provide to drugstore.com copies of the Rite Aid Technology, or necessary portions thereof, in such manner as mutually agreed upon by the parties for use by drugstore.com in accordance with the terms of this Agreement and for no other reason whatsoever.

6.3.3 The parties will provide to each other updated copies, if any, of the Rite Aid Technology and the Rite Aid Technology Derivatives on a periodic basis when available, in such manner and at such times as mutually agreed upon by the parties, for use by the parties in accordance with the terms of this Agreement.

6.4	Reservation of Rights

6.4.1 Rite Aid reserves ownership of the Rite Aid Technology. Except as specifically authorized or granted hereunder, no right, title or interest in, to or under any of the Rite Aid Technology is granted, created, assigned or otherwise transferred to drugstore.com pursuant to or by virtue of this Agreement.

6.4.2 As between Rite Aid and drugstore.com, Rite Aid shall own all Rite Aid IPR.

6.4.3 As between Rite Aid and drugstore.com, drugstore.com shall own all drugstore.com IPR.

6.4.4 Notwithstanding the provisions of Sections 6.4.2 and 6.4.3, the ownership of a Derivative shall not in itself convey any ownership or exploitation rights in the underlying work from which the Derivative was created.

6.4.5 During and after the term of this Agreement, each party shall, at the other party’s expense, perform any actions and execute any documents necessary to perfect the other party’s title in its IPR.

6.5	Technology Integration and Transition of LPU

The parties agree to use commercially reasonable efforts to ensure a seamless transition of the LPU services from drugstore.com to Rite Aid. Thereafter, the parties agree to work cooperatively to support the technology necessary for Rite Aid’s provision of LPU.

Section 7. Representations and Warranties

7.1	Representations and Warranties of drugstore.com

7.1.1 drugstore.com hereby represents and warrants to Rite Aid:

(a) Authorization. drugstore.com is an Affiliate of drugstore.com, inc., and that all corporate action on the part of drugstore.com, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of drugstore.com hereunder has been taken, and this Agreement, when executed and delivered by drugstore.com, will constitute a valid and legally binding obligation of drugstore.com, enforceable against drugstore.com in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) Intellectual Property. To its knowledge, drugstore.com owns or possesses sufficient legal rights to all IPR necessary for its business as now conducted without any conflict with, or infringement of, the rights of others. drugstore.com has not received any written communications alleging that any drugstore.com technology or drugstore.com Trademarks have violated or would violate any of the IPR of any Third Party. drugstore.com is not aware that any of its employees is obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such employee’s ability to promote the interests of drugstore.com or that would conflict with drugstore.com’s business. Neither the execution, delivery or performance of this Agreement, nor the carrying on of drugstore.com’s business as now conducted by the employees of drugstore.com, will, to drugstore.com’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. drugstore.com does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by drugstore.com.

(c) Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby will not result in any violation of or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any provision of drugstore.com’s or any of its Affiliates’ charter or bylaws or any instrument, judgment, order, writ, decree or contract to which drugstore.com or any of its Affiliates is a party or by which drugstore.com or any of its Affiliates is bound, or any provision of any federal or state statute, rule or regulation applicable to drugstore.com or any of its Affiliates, the effect of which would have a material adverse effect on the ability of drugstore.com or any of its Affiliates to perform its obligations under this Agreement or result in the creation of any lien, charge or encumbrance upon any assets of drugstore.com or any of its Affiliates.

(d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, DRUGSTORE.COM MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, DIRECTLY OR INDIRECTLY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY GOODS OR SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.

7.2	Representations and Warranties of Rite Aid

7.2.1 Rite Aid hereby represents and warrants to drugstore.com:

(a) Authorization. Rite Aid is an Affiliate of Rite Aid Corporation and that all corporate action on the part of Rite Aid, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of Rite Aid hereunder has been taken, and this Agreement, when executed and delivered by Rite Aid, will constitute a valid and legally binding obligation of Rite Aid, enforceable against Rite Aid in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) Intellectual Property. To its knowledge, Rite Aid owns or possesses sufficient legal rights to all IPR necessary for its business as now conducted without any conflict with, or infringement of, the rights of others. Rite Aid has not received any written communications alleging that any Rite Aid Technology or Rite Aid Trademarks have violated or would violate any of the IPR of any Third Party. Rite Aid is not aware that any of its employees is obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such employee’s ability to promote the interests of Rite Aid or that would conflict with Rite Aid’s business. Neither the execution, delivery or performance of this Agreement, nor the carrying on of Rite Aid’s business as now conducted by the employees of Rite Aid, will, to Rite Aid’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. Rite Aid does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by Rite Aid.

(c) Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any provision of Rite Aid’s or any of its Affiliates’ charter or bylaws or any instrument, judgment, order, writ, decree or contract to which Rite Aid or any of its Affiliates is a party or by which Rite Aid or any of its Affiliates is bound, or any provision of any federal or state statute, rule or regulation applicable to Rite Aid or any of its Affiliates, the effect of which would have a material adverse effect on the ability of Rite Aid or any of its Affiliates to perform its obligations under this Agreement or result in the creation of any lien, charge or encumbrance upon any assets of Rite Aid or any of its Affiliates.

(d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, RITE AID MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, DIRECTLY OR INDIRECTLY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY GOODS OR SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.

Section 8. Indemnification

8.1	Indemnification

Each party (the “Indemnifying Party”) shall indemnify and hold harmless the other and its divisions, its Affiliates and its officers, directors, employees, representatives and agents (the “Indemnified Parties”) from and against (i) any and all liabilities, suits, costs, judgments, penalties, expenses, obligations, losses and damages arising from or related to claims or actions made by a Third Party, including any obligation or liability that may be imposed on any of the Indemnified Parties as a matter of law, and constituting, or in any way based on, resulting from or arising out of (1) any breach or alleged breach by the Indemnifying Party of any representation, warranty, agreement or covenant made by the Indemnifying Party in this Agreement or (2) any gross negligence or willful misconduct by the Indemnifying Party, and (ii) any cost or expense (including legal fees and out-of-pocket expenses) reasonably incurred by any of the Indemnified Parties (and their counsel) in investigating, preparing for, defending against or otherwise taking any action in connection with any of the foregoing.

8.2	Procedure

Subject to the provisions of Section 9, if any claim, demand, assessment or liability or cost incidental thereto (collectively, an “Indemnified Claim”), is asserted against an Indemnified Party in respect of which the Indemnified Party proposes to demand indemnification from the Indemnifying Party pursuant to Section 8.1, such Indemnified Party will promptly notify the Indemnifying Party in writing. No failure of an Indemnified Party to so notify the Indemnifying Party shall relieve the Indemnifying Party from the obligation to indemnify the Indemnified Party unless and to the extent the Indemnifying Party is actually prejudiced by such failure. Such Indemnified Party will accord the Indemnifying Party the opportunity to assume entire control for the defense, compromise or settlement of any such Indemnified Claim through its own counsel and at its own expense; provided that no such compromise or settlement shall include any non-monetary terms and conditions applicable to such Indemnified Party without the consent of the Indemnified Party; and provided further, that the Indemnified Party may retain its own counsel at its own expense (the Indemnifying Party shall only be liable for the cost of one such counsel for all Indemnified Parties) if (i) the Indemnifying Party, within thirty (30) days after notice of any Indemnified Claim, fails to assume the defense of such Indemnified Claim or (ii) the representation of both the Indemnifying Party and the Indemnified Party would, in the reasonable judgment of the parties, be inappropriate due to actual or potential conflicting interests between them. If the Indemnifying Party does not assume entire control of the defense, compromise or settlement of such Indemnified Claim, the Indemnified Party may compromise or settle any such Indemnified Claim. drugstore.com and Rite Aid each agrees to cooperate fully with respect to the defense of any Indemnified Claim.

Section 9. Infringement Claims

9.1	Legal Action for Infringement of IPR

9.1.1 Each party reserves any and all rights to commence, prosecute, compromise and settle any claim, action or proceeding for infringement, unfair competition, unauthorized use, misappropriation or violation of any of its IPR by any Third Party, but shall not have any obligation to do so. Each party will keep the other party apprised of the status of any such claim, action or proceeding.

9.1.2 No party shall have the right to commence or prosecute any legal action with regard to the IPR of the other party, without such other party’s prior written consent in such other party’s sole discretion.

9.1.3 If either party becomes the subject of a claim, action or proceeding for infringement, unfair competition, unauthorized use, misappropriation or violation of any IPR of a Third Party as a result of its use of the other party’s IPR pursuant to this Agreement, then the party owning such IPR shall upon the request of such other party defend the requesting party from and against such claim, action or proceeding; provided that the requesting party shall provide such assistance in defense of the claim, action or proceeding as the owning party may request and shall comply with any settlement or court order made in connection with the claim, action or proceeding (e.g., relating to the future use of any infringing IPR); and provided further that, notwithstanding the foregoing, the requesting party shall indemnify the owning party from and shall pay any and all damages, liabilities, costs and expenses (including reasonable attorneys fees) incurred by the owning party or otherwise arising out of such claim, action or proceeding to the extent related to the requesting party’s use of the owning party’s IPR. In any case, the requesting party shall be entitled to participate in the defense of any such claim, action or proceeding, at its own cost, with counsel of its choice.

Section 10. Resolution of Disputes

10.1	General

If any dispute arises between the parties relating to this Agreement, each party will follow the dispute resolution procedures set forth in this Section 10 prior to initiating any litigation or pursuing other available remedies unless otherwise agreed in writing by the parties at the time the dispute arises. Notwithstanding the foregoing, any party may commence litigation without having first complied with the provisions of this Section 10 if such commencement occurs within thirty (30) days prior to the date after which the commencement of litigation would be barred by any statute of limitations, statute of repose or other law, rule, regulation, or order of similar import or in order to request injunctive or other equitable relief necessary to prevent irreparable harm. In such event, the parties will (except as may be prohibited by judicial order) nevertheless continue thereafter to follow the procedures set forth in this Section 10.

10.2	Initiation of Procedures

If a party seeks to initiate the procedures under this Section 10, such party will give written notice thereof to the other party. Such notice will (i) state that it is a notice initiating the procedures under this section, (ii) describe briefly the nature of the dispute and the initiating party’s claim or position in connection with the dispute, and (iii) identify an individual with authority to settle the dispute on such party’s behalf. Within ten (10) days after receipt of any notice under this Section 10.2, the receiving party will give the initiating party written notice that describes briefly the receiving party’s claims and positions in connection with the dispute and identifies an individual with the authority to settle the dispute on behalf of the receiving party.

10.3	Pre-Litigation Discussion

The parties will cause the individuals identified in their respective notices under Section 10.2 to promptly make such investigation of the dispute as such individuals deem appropriate. Promptly and in no event later than ten (10) days after the date of the initiating party’s notice under Section 10.2, such individuals will commence discussions concerning resolution of the dispute. If the dispute has not been resolved within 30 days after commencement of such discussions, then any party may request that the other party make its senior executives, as designated by such other party, available to discuss resolution of such dispute. Each party will cause its senior executives to meet together with the other party’s senior executives, as designated by such party, to discuss such dispute at a mutually agreed upon time within 15 days after a party makes such request. If the dispute has not been resolved within 15 days after the senior executives of the parties have first met, then any party may request that the other party make its president or CEO available to discuss resolution of such dispute. Each party will cause its president or CEO to meet together with the other party’s president or CEO to discuss such dispute at a mutually agreed upon time within 15 days after a party makes such request. If the dispute has not been resolved within 15 days after the presidents or CEOs of the parties have first met, then any party may request that the other party make an independent director available to discuss resolution of such dispute. “Independent Director” means any director that is neither an employee of, nor an outside provider of services to, a party. Each party will cause its Independent Director to meet together with the other party’s Independent Director to discuss such dispute at a mutually agreed upon time within ten (10) days after a party makes such request. If the Independent Directors do not resolve the dispute within five (5) days of their first meeting, the parties shall submit the dispute for non-binding mediation to a mutually agreed upon mediator or mediation firm. The parties will use their best efforts to cause the mediator to resolve the dispute within 15 days of its submission thereto. If the mediator is unable to resolve the dispute within such time period, any party may submit the dispute to litigation.

Section 11. Breach; Termination; Extension

11.1	Breach by Rite Aid

11.1.1 In the event of a material breach by Rite Aid of any of its material obligations under this Agreement, which breach Rite Aid does not cure within sixty (60) days after drugstore.com gives Rite Aid written notice thereof, drugstore.com will have any and all of the following rights:

(i) the right to terminate this Agreement;

(ii) the right to seek indemnification pursuant to Section 8; and

(iii) the right to sue for breach.

11.1.2 All of the foregoing rights are subject to the provisions of Section 12.6 and 12.7.

11.2	Breach by drugstore.com

11.2.1 In the event of a material breach by drugstore.com of any of its material obligations under this Agreement , which breach drugstore.com does not cure within sixty (60) days after Rite Aid gives drugstore.com written notice thereof, Rite Aid shall have any and all of the following rights:

(i) the right to terminate this Agreement;

(ii) the right to seek indemnification pursuant to Section 8; and

(iii) the right to sue for breach.

11.2.2 All of the foregoing rights are subject to the provisions of Section 12.6 and 12.7.

11.3	Termination

This Agreement will terminate upon the earliest of (i) expiration of the Term and (ii) a termination pursuant to section 11.1 or 11.2. Sections 6.4, 8 (with respect to claims, damages or other losses related to or arising from events occurring prior to termination), 11 and 12 shall survive any termination of this Agreement. In addition, no termination shall release a party from liability for breaches occurring prior to such termination.

11.4	Consequential Damages; Limitation of Liability

In no event will either party have any liability, whether based in contract, tort (including, but not limited to, negligence), warranty or other legal or equitable grounds for any loss of interest, profit or revenue by the other party or for any consequential, indirect, incidental, special, punitive or exemplary damages suffered by the other party arising from or related to this Agreement.

11.5	Extension

The parties agree that this Agreement automatically extends for one (1) additional one (1) year period unless either party provides the other with notice of its intent to not renew at least ninety (90) days prior to the end of the Term.

Section 12. Miscellaneous

12.1	Relationship

The parties are independent contractors under this Agreement. Each party acknowledges and agrees that it is not and will not be during the Term an employee or an agent of the other party. Nothing in this Agreement will be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership, franchise or business entity of any kind. Nothing in this Agreement will be construed as providing for the sharing of profits or losses arising out of the efforts of the parties hereto.

12.2	Assignment; Sale of Assets or Capital Stock

This Agreement shall be binding upon and inure to the benefit of the parties hereto, and the legal representatives, successors in interest and permitted assigns, respectively, of each such party. This Agreement shall not be assigned in whole or in part by any party without the prior written consent of the other party, such consent not to be unreasonably withheld; provided, however, that a party may, without consent of the other party, assign this Agreement to an Affiliate of the assignor, or to an entity acquiring all or substantially all the assets or capital stock of the assignor due to merger, acquisition, consolidation or otherwise so long as (a) the assignor remains liable for the full and faithful performance of its obligations hereunder, (b) such Affiliate or successor in writing assumes all of the obligations of the assignor under this Agreement and agrees to comply with the terms set forth in this Agreement, and (c) a copy of the assignment is provided to the non-assigning party. The parties’ respective rights and obligations under this Agreement shall survive any transaction pursuant to which a Third Party acquires all or substantially all the assets or capital stock of either party, whether due to merger, acquisition, consolidation or otherwise.

12.3	Notices

All notices, requests, demands, applications, services of process, and other communications that are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by telecopy or facsimile transmission, answer back requested, or delivered by courier or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties to this Agreement at the following addresses:

If to Rite Aid:	Rite Aid Hdqtrs. Corp. 30 Hunter Lane Camp Hill, PA 17011 Attn: General Counsel Fax: 717-760-7867

If to drugstore.com:	DS Pharmacy, Inc. 411 108th Avenue, NE Suite 1400 Bellevue, WA 98004 Attn: General Counsel Fax: 425-372-3808

or to such other address as the party shall have furnished to the other party by notice given in accordance with this Section 12.3. Such notice shall be effective (i) if delivered in person or by courier, upon actual receipt by the intended recipient, or (ii) if sent by telecopy or facsimile transmission, on the date of transmission unless transmitted after normal business hours, in which case on the following date, or (iii) if mailed, upon the date of first attempted delivery.

12.4	Waiver

No provision of this Agreement shall be deemed to be waived and no breach excused unless such waiver or consent shall be in writing and signed by the party that is claimed to have waived or consented. The failure of a party at any time, or from time to time, to require performance by the other party of any provision hereof shall in no way affect the rights of such party thereafter to enforce the same nor shall the waiver by a party of any breach of any provision hereof by the other party constitute a waiver of any succeeding breach of such provision, or a waiver of any provision itself, or a waiver of any other provisions hereof.

12.5	Severability

This Agreement will be enforced to the fullest extent permitted by applicable law. If for any reason any provision of this Agreement is held to be invalid or unenforceable to any extent, then: (a) such provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision; (b) such provision will be void to the extent it is held to be invalid or unenforceable; (c) such provision will remain in effect to the extent that it is not invalid or unenforceable; and (d) such invalidity or unenforceability will not affect any other provision of this Agreement or any other agreement between the parties.

12.6	Remedies

Except as otherwise expressly provided in this Agreement, each and all of the rights and remedies provided in this Agreement, and each and all of the remedies allowed at law and in equity, will be cumulative, and the exercise of one right or remedy will not be exclusive of the right to exercise or resort to any and all other rights or remedies provided in this Agreement or at law or in equity.

12.7	Injunctive Relief

The parties acknowledge that a material breach of this Agreement would cause irreparable harm, the extent of which would be difficult to ascertain. Accordingly, they agree that, in addition to any other legal remedies to which the non-breaching party may be entitled, such party will be entitled to obtain immediate injunctive relief in the event of a material breach of this Agreement.

12.8	Governing Law

This Agreement will be governed by and construed according to the laws of the State of Delaware without regard to its choice of law provisions. The parties consent to the jurisdiction of such courts and waive any right to assert that any such court constitutes an inconvenient or improper forum.

12.9	Publicity

Neither party shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or by the rules, regulations or policies of any national securities exchange or association or governmental entity, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the parties hereby acknowledge and agree that communications among employees of the parties and their attorneys, representatives and agents necessary to consummate the transactions contemplated hereby shall not be deemed a public announcement for purposes of this Section 12.9. Upon the execution and delivery of this Agreement, the parties hereto will cooperate in respect of the immediate issuance of a mutually acceptable press release relating to the transactions contemplated by this Agreement.

12.10	Entire Agreement

All Exhibits and Schedules to this Agreement are incorporated in and constitute a part of this Agreement. This Agreement, including the Exhibits and Schedules hereto, each as amended from time to time, constitute the entire understanding between the parties in relation to the subject matter hereof and supersede all prior discussions, agreements and representations related to this subject matter, whether oral or written and whether or not executed by a party. Unless otherwise provided in this Agreement, no modification, amendment or other change may be made to this Agreement or any part thereof unless reduced to writing and executed by authorized representatives of all parties.

12.11	Counterparts

This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

12.12	Titles and Subtitles

The titles and subtitles used in this Agreement and in the Exhibits and Schedules hereto are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.13	Force Majeure

Neither party shall be responsible for a failure to meet its obligations under this Agreement to the extent caused by the following: (i) materially inaccurate data submitted by the other party; (ii) any failure by the other party to meet its obligations stated in this Agreement; (iii) any failure of equipment, facilities or services not controlled or supplied by such party; or (iv) failure(s) caused by acts of God, acts of nature, riots and other major civil disturbances, strike by such party’s personnel, sabotage, injunctions or applicable laws or regulations, in each case without breach by such party of any obligations under this Agreement with regard to either such event or such failure. Rite Aid or drugstore.com, as applicable, agrees to use its commercially reasonable efforts to restore performance of its obligations under this Agreement as soon as reasonably practicable following any such event.

12.14	Confidentiality

The parties intend for the terms set forth in this Agreement to be confidential and subject to the terms of the Mutual Confidentiality Agreement dated of even date herewith.

[Signature Page Follows]

In witness whereof, the parties have duly entered into this Amended and Restated Main Agreement as of the date first written above.

RITE AID HDQTRS. CORP.		DS PHARMACY, INC.

By:	/s/ James J. Comitale	By:	/s/ Dawn Lepore
Name:	James J. Comitale	Name:	Dawn Lepore
Title:	Vice President and Assistant General Counsel	Title:	Chief Executive Officer

Address:	30 Hunter Lane Camp Hill, PA 17011	Address:	411 108th Ave. NE Suite 1400 Bellevue, WA 98004

CONSENT AND GUARANTEE

Rite Aid Corporation hereby consents to the amendment and restatement of the Main Agreement in its entirety as set forth herein and guarantees to drugstore.com, inc. and its Affiliates the prompt, punctual and full performance of the obligations of Rite Aid Hdqtrs. Corp. under the Amended and Restated Main Agreement.

RITE AID CORPORATION

By:	/s/ James J. Comitale
Name:	James J. Comitale
Title:	Vice President and Assistant General Counsel

Address:	30 Hunter Lane Camp Hill, PA 17011

CONSENT AND GUARANTEE

drugstore.com, inc. hereby consents to the amendment and restatement of the Main Agreement in its entirety as set forth herein and guarantees to Rite Aid Hdqtrs. Corp., and its Affiliates the prompt, punctual and full performance of the obligations of DS Pharmacy, Inc. under the Amended and Restated Main Agreement.

DRUGSTORE.COM, INC.

By:	/s/ Dawn Lepore
Name:	Dawn Lepore
Title:	Chief Executive Officer

Address:	411 108th Ave. NE Suite 1400 Bellevue, WA 98004